February 1, 2007

Dear Fellow Shareholder,

We are pleased to report to our fellow shareholders on the results of The New America High Income Fund, Inc. (the "Fund") for the year ended December 31, 2006. The Fund and the high yield market turned in a fourth consecutive year of positive performance.

Highlights of 2006 include:

•  The Fund's monthly dividend continued unchanged at $.0175 per share. The regular monthly dividend has been at this level since February 2003. Of course, in the future, the dividend may fluctuate, as it has in the past, depending on portfolio results, market conditions and other factors. For a number of years, in January in lieu of a regular monthly distribution, the Fund has paid a special dividend, which has varied depending upon the amount of undistributed net investment income available at year-end. The special dividend paid in January, 2007 was $.021 per share. The total distributions paid to record date shareholders in 2006 were $.2135 per share.

•  The net asset value (the "NAV") was relatively stable for the year, increasing from $2.13 as of December 31, 2005 to $2.19 at the end of 2006.

•  The market price for the Fund's shares improved from $2.03 at the beginning of the year to close at $2.26 in trading on the New York Stock Exchange on December 31, 2006, which represented a market price premium of 3.2% over the Fund's NAV at year-end. Annualizing the Fund's monthly dividend of $.0175 during the year, at the opening stock price on January 2, 2006 of $2.10, would have produced a dividend yield of 10%.

•  Over the one and three year periods ended December 31, 2006, the Fund's total return has outperformed the Lipper Closed-End Fund Leveraged High Yield universe, the Credit Suisse High Yield Index, and the Citigroup 10 Year Treasury Index.

While the high yield market has provided positive returns in recent years, none of us knows how long the favorable market conditions will continue until there is a correction or a downturn due to economic or other external factors. We are shareholders of a Fund with two major types of risk. The Fund's portfolio of high yield corporate bonds has more credit risk than investment grade debt. In an effort to mitigate the credit risk, T. Rowe Price Associates, Inc. ("TRP"), the Fund's investment advisor, has followed a strategy of investing in a highly diversified, relatively high quality portfolio of high yield bonds.

The Fund's leveraged capital structure is a second major source of risk. The use of leverage, in the form of the Fund's Auction Term Preferred Stock (the "ATP"), increases the volatility of the NAV. If the high yield bond market declines significantly, the Fund may have to reduce the leverage and reduce the common stock dividend. In favorable market conditions, the leverage enables the Fund to pay a higher common stock dividend than is possible with an unleveraged capital structure. The ATP dividend resets monthly in an auction procedure and has generally floated around one month LIBOR (the London Interbank Offered Rate), a widely used money market reference rate. Fund management entered into an interest rate swap in November 2004 in anticipation of rising interest rates to hedge against an expected increase in the ATP dividend. Under the terms of the swap agreement, the Fund pays a fixed rate of 3.775% on a notional amount equal to the amount of ATP outstanding. The Fund receives a payment that fluctuates with one month LIBOR. As a result, to the extent LIBOR exceeds 3.775%, as it did during the period, the Fund receives the difference. If LIBOR is less than 3.775%, the Fund pays the difference to the swap counterparty. The swap agreement terminates in November 2009. Approximately 23% of the Fund's 2006 taxable income was attributable to the Fund's leveraged structure and the Fund's interest rate swap.

	Total Returns for the Periods Ended December 31, 2006
	1 Year	3 Years Cumulative
New America High Income Fund (Stock Price and Dividends)*	22.82%	41.96%
New America High Income Fund (NAV and Dividends)	13.54%	35.53%
Lipper Closed-End Fund Leveraged High Yield Average	12.89%	35.36%
Credit Suisse High Yield Index	11.92%	28.13%
Citigroup 10 Year Treasury Index	1.38%	8.49%

Sources: Credit Suisse, Citigroup, Lipper, The New America High Income Fund, Inc.

Past performance is no guarantee of future results. Total return assumes the reinvestment of dividends.

*  Because the Fund's shares may trade at either a discount or premium to the Fund's net asset value per share, returns based upon the stock price and dividends will tend to differ from those derived from the underlying change in net asset value and dividends.

Below, the Fund's investment advisor, T. Rowe Price Associates, Inc., reviews the performance of the high yield market and the Fund in 2006 and the outlook going forward.

High Yield Market Update

As measured by the Credit Suisse High Yield Index, the high yield market earned a total return of 11.92% return for the year. In our view, this result is impressive relative to expectations at the beginning of the year and was in part driven by a robust new issue calendar and continued healthy credit environment. Investors eagerly absorbed some of the largest deals in the history of the high yield asset class, indicating ongoing strong demand for below investment grade bonds. Private equity sponsored buyouts accounted for the most prominent transactions, and we expect this trend to continue in 2007.

Current valuations for high yield bonds have led to considerable debate regarding prospects for 2007. The pessimists argue that the yield spread, a measure of the differential in yield for the high yield asset class versus comparable-duration Treasury obligations, which ended the year around 300 basis points, leaves little potential for another good year of performance and provides investors precious little in the way of compensation for bearing the risks of this asset class. Optimists have countered that JP Morgan's 12 month rolling default rate for high yield issues came in at less than 1% in 2006 — the lowest level seen in many years. With high yield issuers largely demonstrating solid balance sheets, ample liquidity, and healthy earnings and cash flow, these high yield market bulls believe defaults will not go much higher over the next twelve months. Prospects for the U.S. economy factor heavily into this discussion, and uncertainty has also arisen on the direction of interest rates and the strategy of the Federal Reserve Bank.

Portfolio Update

We held a constructive outlook on high yield bonds into the final months of 2006 and chose to manage opportunistically as the year came to a close. Our participation in the new issue market was significant, and we added about 20 new positions to the portfolio during the fourth quarter. One of the most important deals that we purchased was HCA, which issued high yield bonds to fund the company's leveraged buyout. The company's decision to go private, announced early in the third quarter, led to meaningful losses for holders of HCA's existing bonds, including the Fund, and created additional collateral damage in the market as other health care issuers' bonds traded off on news of the deal. Buying the deal was the right decision as the new HCA bonds appreciated over 6% by year-end, allowing the Fund to recoup about half the losses it incurred in the existing HCA position when the going private transaction was announced.

Other notable purchases included Cricket Communications and MetroPCS, two new wireless services entrants targeting lower income consumers. Both companies' bonds appreciated 5% from issue, with coupons exceeding 9%. We worked closely with our firm's equity analysts on these ideas, as both companies have announced initial public offerings and are executing well. Another strong performer was a new issue from Goodyear Tire, and this purchase continued our theme of capitalizing on positive developments in the auto sector. For the year, our auto industry allocation earned nearly 20%, with GM and Ford being the top two contributors to performance in 2006. The Fund ended the year with about 6% exposure to high yield bank debt (also known as syndicated loans) and floating rate notes. Generally, bank loans offer investors greater downside protection versus bonds of the same issuer and carry variable interest rates that re-set periodically based on the LIBOR or some other reference instrument. In the current market, with the spread for high yield issues as tight as we noted earlier, we find high yield bank debt to be an attractive alternative to high yield bonds. While bank loans will likely offer less upside potential than their bond counterparts, they should help protect the Fund's principal. We view the prevailing climate as an attractive time to trade a portion of the Fund's bond exposure for the greater credit and interest rate protection and attractive yields available in select bank debt issues.

Overall, strong fundamentals in telecommunications, autos, technology, forest products and service companies led to double digit returns in each of these sectors for 2006. We intentionally avoided overweight exposures in several areas of the market where we lagged the benchmark on a relative basis in 2006, but we believe ultimately should help us avoid losses down the road. Bonds of homebuilders, for example, enjoyed a big bounce in the fourth quarter, even though fundamentals here remain challenging and the jury is still out on the recovery of this sector. We were also cautious in retailing, where private equity sponsors were very busy in taking companies private. The new issues in the retail sector, with very generous coupons, all performed well, but long term, we believe this industry is not well-suited to absorb the extreme amounts of financial leverage associated with these going private transactions.

Outlook

Repeating 2006's absolute returns will be a difficult achievement, and would likely require taking on an inordinate amount of risk. Nevertheless, we remain cautiously optimistic on the high yield market for the new-year, and are hopeful for another twelve months of reasonable market returns. We expect that corporate earnings growth will slow in 2007, but we are more focused on the cash flow generating capability, and the reasonably conservative financial positions, as measured by relatively low levels of long term debt, which we continue to observe at many of the companies in the Fund's portfolio.

Thank you for your continued interest in the Fund.

Sincerely,

Robert F. Birch President The New America High Income Fund, Inc.	Mark Vaselkiv Vice President T. Rowe Price Associates, Inc.

Ellen E. Terry Vice President The New America High Income Fund, Inc.	Paul Karpers Vice President T. Rowe Price Associates, Inc.

The views expressed in this update are as of the date of this letter. These views and any portfolio holdings discussed in the update are subject to change at any time based on market or other conditions. The Fund and the Adviser disclaim any duty to update these views, which may not be relied upon as investment advice. In addition, references to specific companies' securities should not be regarded as investment recommendations.

The New America High Income Fund, Inc.

Industry Summary December 31, 2006	As a Percent of Total Investments
Telecommunications	11.04%
Oil and Gas	9.95%
Broadcasting and Entertainment	8.09%
Utilities	7.68%
Electronics	7.30%
Containers, Packaging and Glass	5.63%
Printing and Publishing	5.46%
Automobile	5.27%
Healthcare, Education and Childcare	4.41%
Diversified/Conglomerate Service	4.03%
Finance	3.37%
Hotels, Motels, Inns and Gaming	3.32%
Retail Stores	3.04%
Mining, Steel, Iron and Non-Precious Metals	2.66%
Building and Real Estate	2.61%
Chemicals, Plastics and Rubber	2.51%
Personal, Food and Miscellaneous Services	2.00%
Aerospace and Defense	1.91%
Beverage, Food and Tobacco	1.52%
Leisure, Amusement and Entertainment	1.29%
Diversified/Conglomerate Manufacturing	1.24%
Furnishings, Housewares, Durable Consumer Products	0.79%
Personal Non-Durable Consumer Products	0.63%
Machinery	0.61%
Ecological	0.58%
Textiles and Leather	0.42%
Cargo Transport	0.37%
Grocery	0.26%
Farming and Agriculture	0.25%
Personal Transportation	0.21%
Short-Term Investments	1.55%
100.00%
Moody's Investors Service Ratings December 31, 2006 (unaudited)	As a Percent of Total Investments
Short Term Prime-1	1.55%
Baa3	0.77%
Ba1	6.53%
Ba2	9.95%
Ba3	9.49%
Total Ba	25.97%
B1	16.03%
B2	22.99%
B3	18.02%
Total B	57.04%
Caa1	9.47%
Caa2	1.93%
Caa3	0.10%
Total Caa	11.50%
Unrated	1.99%
Equity	1.18%
Total Investments	100.00%

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — 151.15% (d)
Aerospace and Defense — 3.02%
$1,100	BE Aerospace, Inc., Senior Subordinated Notes, 8.875%, 05/01/11	B3	$1,141
1,625	GenCorp Inc., Senior Subordinated Notes, 9.50%, 08/15/13	B1	1,718
1,225	L3 Communications Corp., Senior Subordinated Notes, 6.375%, 10/15/15	Ba3	1,216
775	Moog, Inc., Senior Subordinated Notes, 6.25%, 01/15/15	Ba3	756
600	Sequa Corporation, Senior Notes, 9%, 08/01/09	B2	640
825	TransDigm Inc., Senior Subordinated Notes, 7.75%, 07/15/14	B3	850
			6,321
Automobile — 6.57%
800	Accuride Corporation, Senior Subordinated Notes, 8.50%, 02/01/15	B3	772
800	ADESA, Inc., Senior Subordinated Notes, 7.625%, 06/15/12	B1	826
600	Cooper Standard Automotive, Inc., Senior Subordinated Notes, 8.375%, 12/15/14	Caa1	476
4,350	Ford Motor Credit Company, Senior Notes, 9.824% 04/15/12	B1	4,620
356	Ford Motor Company, Senior Notes, 4.25%, 12/15/36	Caa1	381
1,850	General Motors Corporation, Senior Notes, 8.375%, 7/15/33	Caa1	1,711
300	The Goodyear Tire & Rubber Company, Senior Notes, 7.857%, 08/15/11	B3	302
1,475	The Goodyear Tire & Rubber Company, Senior Notes, 8.675%, 12/01/11 (g)	B2	1,519
775	IAAI Finance Corp., Senior Notes, 11%, 04/01/13	Caa1	868

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$1,175	Lear Corporation, Senior Notes, 8.75%, 12/01/16 (g)	B3	$1,138
1,100	Tenneco Inc., Senior Subordinated Notes, 8.625%, 11/15/14	B3	1,126
			13,739
Beverage, Food and Tobacco — 2.40%
925	B&G Foods, Inc., Senior Notes, 8%, 10/01/11	B1	937
1,025	Del Monte Corporation, Senior Subordinated Notes, 8.625%, 12/15/12	B2	1,079
525	NPI Merger Corporation, Senior Notes, 9.40% 10/15/13 (g)	B3	541
775	NPI Merger Corporation, Senior Subordinated Notes, 10.75%, 04/15/14 (g)	Caa1	847
1,050	Reynolds American, Inc., Senior Notes, 7.25%, 06/01/13	Ba3	1,097
475	Reynolds American, Inc., Senior Notes, 7.625%, 06/01/16	Ba3	508
			5,009
Broadcasting and Entertainment — 12.53%
1,650	Allbritton Communications Company, Senior Subordinated Notes, 7.75%, 12/15/12	B1	1,667
75	AMC Entertainment, Inc., Senior Subordinated Notes, 8%, 03/01/14	B3	75
1,350	AMC Entertainment, Inc., Senior Subordinated Notes, 11%, 02/01/16	B3	1,515
325	Barrington Broadcasting Group, LLC, Senior Subordinated Notes, 10.50%, 08/15/14 (g)	B3	330
425	Canadian Satellite Radio, Senior Notes, 12.75%, 02/15/14	(e)	428
2,475	Charter Communications Operating, LLC, Senior Secured Notes, 8%, 04/30/12 (g)	B3	2,568
250	Cinemark, Inc., Senior Discount Notes, 9.75%, 03/15/14 (b)(g)	B3	214

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$2,125	Cinemark, Inc., Senior Discount Notes, 9.75%, 03/15/14 (b)	B3	$1,822
775	Cinemark USA, Inc., Senior Subordinated Notes, 9%, 02/01/13	B2	818
1,000	CSC Holdings, Inc., Senior Notes, 7.25%, 07/15/08	B2	1,009
1,303	DIRECTV Holdings, LLC, Senior Notes, 8.375%, 03/15/13	Ba3	1,355
500	EchoStar DBS Corporation, Senior Notes, 6.625%, 10/01/14	Ba3	487
775	EchoStar DBS Corporation, Senior Notes, 7%, 10/01/13	Ba3	774
175	Fisher Communications, Inc., Senior Notes, 8.625%, 09/15/14	B2	186
850	Gray Television, Inc., Senior Subordinated Notes, 9.25%, 12/15/11	B1	889
195	Insight Midwest, L.P., Senior Notes, 9.75%, 10/01/09	B2	199
500	Intelsat Subsidiary Holding Company, Ltd., Senior Notes, 8.25%, 01/15/13	B2	511
800	Intelsat (Bermuda), Ltd., Senior Notes, 10.484%, 01/15/12	B2	812
475	Kabel Deutschland GmbH, Senior Notes, 10.625%, 07/01/14	B2	520
1,325	Liberty Media Corporation, Senior Notes, 4%, 11/15/29	Ba2	866
625	Nexstar Broadcasting, Inc., Senior Subordinated Notes 7%, 01/15/14	B3	592
1,200	Nexstar Holdings, Inc., Senior Notes, 11.375%, 04/01/13 (b)	Caa1	1,077
924	Panamsat Corp., Senior Notes, 9%, 08/15/14	B2	977
500	Quebecor World, Inc., Senior Notes, 9.75%, 01/15/15 (g)	B2	504
250	Rainbow National Services LLC, Senior Notes, 8.75%, 09/01/12 (g)	B2	263

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$500	Rogers Cable Inc., Senior Secured Notes, 6.75%, 03/15/15	Ba2	$518
300	Shaw Communications, Inc., Senior Notes, 8.25%, 04/11/10	Ba2	319
950	Sinclair Broadcast Group, Inc., Senior Subordinated Notes, 8%, 03/15/12	B1	981
1,075	Sinclair Broadcast Group, Inc., Senior Subordinated Notes, 8.75%, 12/15/11	Ba3	1,123
875	Sirius Satellite Radio, Inc., Senior Notes, 9.625%, 08/01/13	Caa1	861
250	Videotron Ltee., Senior Notes, 6.375%, 12/15/15	Ba2	245
825	Videotron Ltee., Senior Notes, 6.875%, 01/15/14	Ba2	833
850	XM Satellite Radio, Inc., Senior Notes 9.75%, 05/01/14	Caa1	846
			26,184
Building and Real Estate — 4.12%
225	AMH Holdings, Inc., Senior Discount Notes, 11.25%, 03/01/14 (b)	Caa2	152
625	B.F. Saul Real Estate Investment Trust, Senior Secured Notes, 7.50%, 03/01/14	B2	637
1,250	Building Materials Corporation of America, Senior Notes, 7.75%, 08/01/14	B3	1,131
1,050	Collins & Aikman Floorcoverings, Inc., Senior Subordinated Notes, 9.75%, 02/15/10	B3	1,076
475	FelCor Lodging Limited Partnership, Senior Notes, 8.50%, 06/01/11	Ba3	505
100	Host Marriott, L.P., Senior Notes, 6.375%, 03/15/15	Ba1	99
2,700	Host Marriott, L.P., Senior Notes, 6.75%, 06/01/16	Ba1	2,707
550	Host Marriott, L.P., Senior Notes, 7.125%, 11/01/13	Ba1	560
875	Texas Industries, Inc., Senior Notes, 7.25%, 07/15/13	Ba3	892
500	Ventas Realty, Limited Partnership, Senior Notes, 6.50%, 06/01/16	Ba2	513

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$325	Ventas Realty, Limited Partnership, Senior Notes, 6.75%, 06/01/10	Ba2	$335
			8,607
Cargo Transport — .59%
725	American Commercial Lines LLC, Senior Notes, 9.50%, 02/15/15	B3	802
400	TFM, S.A. de C.V., Senior Notes, 9.375%, 05/01/12	B3	427
			1,229
Chemicals, Plastics and Rubber — 3.96%
1,490	BCP Caylux Holdings Luxembourg S.C.A., Senior Subordinated Notes, 9.625%, 06/15/14	B3	1,643
550	Hercules, Incorporated, Senior Subordinated Notes, 6.75%, 10/15/29	Ba3	542
1,225	Huntsman International LLC, Senior Subordinated Notes, 7.875%, 11/15/14 (g)	B3	1,231
1,175	Ineos Group Holdings, plc, Senior Notes, 8.50%, 02/15/16 (g)	B2	1,128
1,000	INVISTA S.A.R.L., Senior Notes 9.25%, 05/01/12 (g)	B1	1,070
500	Koppers Inc., Senior Secured Notes, 9.875%, 10/15/13	B2	544
1,300	Nell AF S.a.r.l. Senior Notes, 8.375%, 08/15/15 (g)	B2	1,336
525	PolyOne Corporation, Senior Notes, 10.625%, 05/15/10	B2	556
213	Rockwood Specialties Group, Inc., Senior Subordinated Notes, 10.625%, 05/15/11	B3	227
			8,277
Containers, Packaging and Glass — 8.90%
825	Abitibi-Consolidated, Inc., Senior Notes, 8.55%, 08/01/10	B2	792
650	Ball Corporation, Senior Notes, 6.875%, 12/15/12	Ba1	662
575	Berry Plastics Holding Corporation, Senior Secured Notes, 8.875%, 09/15/14 (g)	B2	588

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$350	Berry Plastics Holding Corporation, Senior Secured Notes, 9.235%, 09/15/14 (g)	B2	$355
950	Boise Cascade, LLC, Senior Subordinated, Notes, 7.125%, 10/15/14	B2	921
775	BWAY Corporation, Senior Subordinated Notes, 10%, 10/15/10	B3	814
525	Covalence Specialty Materials, Senior Subordinated Notes, 10.25%, 03/01/16 (g)	B3	480
275	Domtar Inc., Senior Notes, 5.375%, 12/01/13	B2	249
525	Domtar Inc., Senior Notes, 7.875%, 10/15/11	B2	545
100	Domtar Inc., Senior Notes, 9.50%, 08/01/16	B2	111
375	Georgia-Pacific Corporation, Senior Notes, 7%, 01/15/15 (g)	Ba3	374
1,300	Georgia-Pacific Corporation, Senior Notes, 7.125%, 01/15/17 (g)	Ba3	1,297
525	Georgia-Pacific Corporation, Senior Notes, 7.70%, 06/15/15	B2	537
525	Georgia-Pacific Corporation, Senior Notes, 8.125%, 05/15/11	B2	550
175	Graham Packaging Company, Senior Notes, 8.50%, 10/15/12	Caa1	177
450	Graphic Packaging International Inc., Senior Notes, 8.50%, 08/15/11	B2	467
325	Graphic Packaging International Inc., Senior Subordinated, Notes, 9.50%, 08/15/13	B3	344
350	Greif Brothers Corporation, Senior Subordinated Notes, 8.875%, 08/01/12	Ba3	367
350	JSG Funding PLC, Senior Subordinated Notes, 7.75%, 04/01/15	Caa1	336
1,410	MDP Acquisitions Plc, Senior Notes, 9.625%, 10/01/12	B3	1,496
125	NewPage Corporation, Senior Secured Notes, 10%, 05/01/12	B2	132

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$625	NewPage Corporation, Senior Secured Notes, 11.621%, 05/01/12	B2	$675
475	NewPage Corporation, Senior Subordinated Notes, 12%, 05/01/13	B3	504
700	Norske Skog Canada Ltd., Senior Notes 7.375%, 03/01/14	B2	664
1,175	Owens-Brockway Glass Container, Inc., Senior Secured Notes, 8.75%, 11/15/12	Ba2	1,243
1,225	Owens-Brockway Glass Container, Inc., Senior Secured Notes, 8.875%, 02/15/09	Ba2	1,253
375	Silgan Holdings Inc., Senior Subordinated Notes, 6.75%, 11/15/13	B1	367
325	Stone Container Corporation, Senior Notes, 8.375%, 07/01/12	B2	323
700	Stone Container Finance Company of Canada, Senior Notes, 7.375%, 07/15/14	B2	651
175	Verso Paper Holdings, LLC, Senior Notes, 9.121%, 08/01/14 (g)	B2	178
350	Verso Paper Holdings, LLC, Senior Notes, 9.125%, 08/01/14 (g)	B2	367
750	Verso Paper Holdings, LLC, Senior Subordinated Notes, 11.375%, 08/01/16 (g)	B3	784
			18,603
Diversified/Conglomerate Manufacturing — 1.96%
850	Bombardier Inc., Senior Notes, 6.75%, 05/01/12 (g)	Ba2	833
850	Case New Holland Inc., Senior Notes, 9.25%, 08/01/11	Ba3	901
500	Hawk Corporation, Senior Notes, 8.75%, 11/01/14	B3	498
175	Manitowoc Company, Inc., Senior Notes, 7.125%, 11/01/13	Ba3	176
1,625	RBS Global, Inc., Senior Notes, 9.50%, 08/01/14 (g)	B3	1,688
			4,096

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
Diversified/Conglomerate Service — 6.37%
$1,525	Brand Services, Inc., Senior Subordinated Notes, 12%, 10/15/12	Caa1	$1,685
1,225	The Brickman Group, Ltd., Senior Subordinated Notes, 11.75%, 12/15/09	Ba3	1,306
2,100	Education Management, LLC, Senior Subordinated Notes, 10.25%, 06/01/16 (g)	Caa1	2,221
825	H&E Equipment Services, Inc., Senior Notes, 8.375%, 07/15/16 (g)	B3	866
1,000	Hertz Corporation, Senior Notes, 8.875%, 01/01/14 (g)	B1	1,050
800	IKON Office Solutions, Inc., Senior Notes, 7.75%, 09/15/15	Ba3	840
550	Interline Brands, Inc., Senior Subordinated Notes, 8.125%, 06/15/14	B3	567
910	Invensys plc, Senior Notes, 9.875%, 03/15/11 (g)	B2	987
504	Mobile Mini, Inc., Senior Notes, 9.50%, 07/01/13	B1	538
650	Mobile Services Group, Inc., Senior Notes, 9.75%, 08/01/14 (g)	B3	682
750	Neff Rental LLC, Senior Notes, 11.25%, 06/15/12	Caa1	815
825	Rental Service Corporation, Senior Notes, 9.50%, 12/01/14 (g)	Caa1	852
850	Sunstate Equipment Co, LLC, Senior Secured Notes, 10.50%, 04/01/13 (g)	B3	899
			13,308
Ecological — .92%
1,250	Casella Waste Systems, Inc., Senior Subordinated Notes, 9.75%, 02/01/13	B3	1,314
575	WCA Waste Corporation, Senior Notes, 9.25%, 06/15/14	B3	599
			1,913

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
Electronics — 10.88%
$825	Celestica Inc., Senior Subordinated Notes, 7.875%, 07/01/11	B2	$819
675	Conexant Systems, Inc., Senior Notes 9.126%, 11/15/10 (g)	B1	687
675	Dycom Investments, Inc., Senior Subordinated Notes, 8.125%, 10/15/15	Ba3	702
500	Freescale Semiconductor, Inc., Senior Notes, 9.244%, 12/15/14 (g)	B1	496
1,375	Freescale Semiconductor, Inc., Senior Notes, 8.875%, 12/15/14 (g)	B1	1,372
1,600	Freescale Semiconductor, Inc., Senior Subordinated Notes, 10.125%, 12/15/16 (g)	B2	1,604
825	General Cable Corporation, Senior Notes, 9.50%, 11/15/10	B1	882
900	iPayment Inc., Senior Subordinated Notes, 9.75%, 05/15/14	Caa1	926
650	iPayment Investors LP, Senior Notes, 12.75%, 07/15/14 (g)(i)	(e)	692
1,125	Nortel Networks, Ltd., Senior Notes, 9.624%, 07/15/11 (g)	B3	1,181
675	NXP, B.V., Senior Notes, 8.118%, 10/15/23 (g)	Ba2	686
1,650	NXP, B.V., Senior Notes, 9.50%, 10/15/15 (g)	B2	1,704
350	Serena Software, Inc., Senior Subordinated Notes, 10.375%, 03/15/16	Caa1	374
550	Spansion Technology, Inc., Senior Notes, 11.25%, 01/15/16 (g)	Caa1	577
300	SS&C Technologies, Inc., Senior Subordinated Notes, 11.75%, 12/01/13	Caa1	326
350	STATS ChipPAC Ltd., Senior Notes, 6.75%, 11/15/11	Ba2	344
325	STATS ChipPAC Ltd., Senior Notes, 7.50%, 07/19/10	Ba2	328
1,425	Sunguard Data Systems, Inc., Senior Notes, 9.125%, 08/15/13	Caa1	1,502
475	Sunguard Data Systems, Inc., Senior Notes, 9.973%, 08/15/13	Caa1	494

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$475	Superior Essex Communications, Senior Notes, 9%, 04/15/12	B3	$494
825	TDS Investor Corporation, Senior Subordinated Notes, 11.875%, 09/01/16 (g)	Caa1	848
1,024	UGS Capital Corporation, II, Senior Notes, 10.348%, 06/01/11 (g)(i)	Caa1	1,045
1,050	UGS Corporation, Senior Subordinated Notes, 10%, 06/01/12	B3	1,143
325	Unisys Corporation, Senior Notes, 6.875%, 03/15/10	B2	320
425	Unisys Corporation, Senior Notes, 7.875%, 04/01/08	B2	424
250	Unisys Corporation, Senior Notes, 8%, 10/15/12	B2	248
900	Xerox Corp., Senior Notes, 6.40%, 03/15/16	Baa3	918
1,225	Xerox Corp., Senior Notes, 6.75%, 02/01/17	Baa3	1,271
325	Xerox Corp., Senior Notes, 7.625%, 06/15/13	Baa3	340
			22,747
Farming and Agriculture — .39%
750	Terra Capital, Inc., Senior Notes, 11.50%, 06/01/10	B2	812
Finance — 5.32%
2,825	General Motors Acceptance Corporation, Senior Notes, 6.75%, 12/01/14	Ba1	2,910
5,250	General Motors Acceptance Corporation, Senior Notes, 8%, 11/01/31	Ba1	6,038
1,015	Global Cash Access LLC, Senior Subordinated Notes, 8.75%, 03/15/12	B3	1,070
1,100	Leucadia National Corporation, Senior Notes, 7%, 08/15/13	Ba2	1,111
			11,129
Furnishings, Housewares, Durable Consumer Products — 1.15%
1,050	Sealy Mattress Company, Senior Subordinated Notes, 8.25%, 06/15/14	B2	1,101
1,025	Simmons Company, Senior Discount Notes, 10%, 12/15/14 (b)	Caa1	800

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$500	Simmons Company, Senior Subordinated Notes, 7.875%, 01/15/14	B3	$507
			2,408
Grocery — .41%
850	Pathmark Stores, Inc., Senior Subordinated Notes, 8.75%, 02/01/12	Caa2	850
Healthcare, Education and Childcare — 6.97%
700	Biovail Corporation, Senior Subordinated Notes, 7.875%, 04/01/10	B1	715
525	Community Health Systems, Inc., Senior Subordinated Notes, 6.50%, 12/15/12	B2	517
1,425	Concentra Operating Corporation, Senior Subordinated Notes, 9.50%, 08/15/10	B3	1,498
625	CRC Health Corporation, Senior Subordinated Notes, 10.75%, 02/01/16	Caa1	682
600	DaVita, Inc., Senior Notes, 6.625%, 03/15/13	B2	602
550	DaVita, Inc., Senior Subordinated Notes, 7.25%, 03/15/15	B3	562
575	Fresenius Medical Care Capital Trust IV, 7.875%, 06/15/11	B1	595
1,125	Genesis Healthcare Corporation, Senior Subordinated Notes, 8%, 10/15/13	B1	1,178
1,400	HCA Inc., Senior Notes, 8.75%, 09/01/10	Caa1	1,459
2,175	HCA Inc., Senior Notes, 9.25%, 11/15/16 (g)	B2	2,322
350	Omnicare, Inc., Senior Subordinated Notes, 6.75%, 12/15/13	Ba3	346
725	Team Health, Inc., Senior Subordinated Notes, 11.25%, 12/01/13	Caa1	752
825	Triad Hospitals, Inc., Senior Subordinated Notes, 7%, 11/15/13	B2	827
850	US Oncology, Inc., Senior Notes, 9%, 08/15/12	B2	901

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$1,000	Vanguard Health Holding Company II, LLC, Senior Subordinated Notes, 9%, 10/01/14	Caa1	$1,014
575	VWR International, Inc., Senior Subordinated Notes, 8%, 04/15/14	B3	594
			14,564
Hotels, Motels, Inns and Gaming — 4.77%
1,025	American Casino & Entertainment Properties LLC, Senior Secured Notes, 7.85%, 02/01/12	B3	1,048
25	Boyd Gaming Corporation, Senior Subordinated Notes, 8.75%, 04/15/12	Ba3	26
775	Buffalo Thunder Development Authority, Senior Notes, 9.375%, 12/15/14 (g)	B2	785
475	Chukchansi Economic Development Authority, Senior Notes, 8.877%, 11/15/12 (g)	B2	492
525	Little Traverse Bay Bands of Odawa Indians, Senior Notes, 10.25%, 02/15/14 (g)	B2	528
1,500	MGM MIRAGE, Senior Notes, 8.50%, 09/15/10	Ba2	1,609
1,100	Mohegan Tribal Gaming Authority, Senior Subordinated Notes, 8%, 04/01/12	Ba2	1,145
225	MTR Gaming Group, Inc., Senior Subordinated Notes, 9%, 06/01/12 (g)	B3	231
925	Penn National Gaming, Inc., Senior Subordinated Notes, 6.75%, 03/01/15	B1	913
900	Pokagon Gaming Authority, Senior Notes, 10.375%, 06/15/14 (g)	B3	985
975	Poster Financial group, Inc., Senior Notes, 8.75%, 12/01/11	B3	1,018
700	Trump Entertainment ResortsHoldings, L.P., Senior Secured Notes, 8.50%, 06/01/15	Caa1	700
475	Tunica Biloxi Gaming Authority, Senior Notes, 9%, 11/15/15 (g)	B2	492
			9,972

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
Leisure, Amusement and Entertainment — 2.04%
$800	AMF Bowling Worldwide, Inc. Senior Subordinated Notes, 10%, 03/01/10	B3	$833
850	Eastman Kodak Company, Senior Notes, 7.25%, 11/15/13	B2	846
775	K2 Inc., Senior Notes, 7.375%, 07/01/14	B1	785
513	Town Sports International, Inc., Senior Notes, 9.625%, 04/15/11	B2	539
1,175	Universal City Development Partners, Ltd., Senior Notes, 11.75%, 04/01/10	B2	1,260
			4,263
Machinery — .96%
1,125	Columbus McKinnon Corporation, Senior Subordinated Notes, 8.875%, 11/01/13	B2	1,188
775	Terex Corporation, Senior Subordinated Notes, 9.25%, 07/15/11	B1	811
			1,999
Mining, Steel, Iron and Non-Precious Metals — 4.21%
650	Aleris International, Inc., Senior Subordinated Notes, 10%, 12/15/16 (g)	Caa1	655
825	Alpha Natural Resources, LLC, Senior Notes, 10%, 06/01/12	B3	897
575	Arch Western Finance LLC, Senior Notes, 6.75%, 07/01/13	B1	570
450	Century Aluminum Company, Senior Notes, 7.50%, 08/15/14	B1	455
625	ESCO Corporation, Senior Notes, 8.625%, 12/15/13 (g)	B2	639
350	ESCO Corporation, Senior Floating Rate Notes, 9.235%, 12/15/13 (g)	B2	356
1,125	Foundation PA Coal Company, Senior Notes, 7.25%, 08/01/14	Ba3	1,142
750	Gerdau Ameristeel Corporation, Senior Notes, 10.375%, 07/15/11	Ba2	802

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$1,075	Gibraltar Industries, Inc., Senior Subordinated Notes, 8%, 12/01/15	Ba3	$1,053
500	Indalex Holding Corporation, Senior Secured Notes, 11.50%, 02/01/14 (g)	Caa1	520
375	Metals USA, Inc., Senior Notes, 11.125%, 12/01/15	B3	413
850	Novelis, Inc., Senior Notes, 8.25%, 02/15/15 (g)	B2	818
450	Peabody Energy Corporation, Senior Notes, 7.375%, 11/01/16	Ba1	478
			8,798
Oil and Gas — 14.53%
1,650	AmeriGas Partners, L.P., Senior Notes, 7.25%, 05/20/15	B1	1,666
750	Atlas Pipeline Partners, L.P., Senior Notes, 8.125%, 12/15/15	B2	771
1,050	Chaparral Energy, Inc., Senior Notes, 8.50%, 12/01/15	B3	1,053
1,100	CHC Helicopter Corporation, Senior Subordinated Notes, 7.375%, 05/01/14	B1	1,064
550	Chesapeake Energy Corporation, Senior Notes, 6.50%, 08/15/17	Ba2	536
1,900	Chesapeake Energy Corporation, Senior Notes, 6.875%, 11/15/20	Ba2	1,862
300	Colorado Interstate Gas Company, Senior Notes, 5.95%, 03/15/15	Ba1	298
1,450	Colorado Interstate Gas Company, Senior Notes, 6.80%, 11/15/15	Ba1	1,508
675	Complete Production Services, Inc., Senior Notes, 8%, 12/15/16 (g)	B2	690
1,075	Compton Petroleum Finance Corporation, Senior Notes, 7.625%, 12/01/13	B2	1,037
750	Copano Energy, LLC, Senior Notes , 8.125%, 03/01/16	B2	776
725	Denbury Resources, Inc., Senior Subordinated Notes, 7.50%, 04/01/13	B1	732
350	Denbury Resources, Inc., Senior Subordinated Notes, 7.50%, 12/15/15	B1	355

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$850	Encore Acquisition Company, Senior Subordinated Notes, 7.25%, 12/01/17	B1	$820
900	Ferrellgas Partners L.P., Senior Notes, 8.75%, 06/15/12	B2	921
1,000	Hanover Compressor Company, Senior Notes, 7.50%, 04/15/13	B2	1,007
500	Hanover Equipment Trust, Senior Secured Notes, 8.75%, 09/01/11	Ba3	521
1,250	Hilcorp Energy I, L.P., Senior Notes, 7.75%, 11/01/15 (g)	B3	1,230
650	Magnum Hunter Resources, Inc., Senior Notes, 9.60%, 03/15/12	B1	683
850	Mission Energy Holding Company, Senior Notes, 13.50%, 07/15/08	B2	940
200	Northwest Pipeline Corporation, Senior Notes, 8.125%, 03/01/10	Ba1	208
875	Offshore Logistics, Inc., Senior Notes, 6.125%, 06/15/13	Ba2	827
775	OPTI Canada, Inc., Senior Notes, 8.25%, 12/15/14 (g)	B1	792
650	Petrohawk Energy Corporation, Senior Notes, 9.125%, 07/15/13	B3	679
525	Range Resources Corporation, Senior Subordinated Notes, 6.375%, 03/15/15	B1	512
325	Range Resources Corporation, Senior Subordinated Notes, 7.375%, 07/15/13	B1	333
475	Range Resources Corporation, Senior Subordinated 7.50%, 05/15/16	B1	489
1,125	Southern Natural Gas Company, Senior Notes, 8.875%, 03/15/10	Ba1	1,181
750	Stewart & Stevenson, LLC, Senior Notes, 10%, 07/15/14 (g)	B3	790
825	Stone Energy Corporation, Senior Notes, 8.124%, 07/15/10 (g)	B3	820
400	Swift Energy Company, Senior Subordinated Notes, 9.375%, 05/01/12	B2	422
700	Williams Clayton Energy, Inc., Senior Notes, 7.75%, 08/01/13	B3	642
175	Williams Companies, Inc., Senior Notes, 7.625%, 07/15/19	Ba2	187

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$3,725	Williams Companies, Inc., Senior Notes, 8.125%, 03/15/12	Ba2	$4,023
			30,375
Personal, Food and Miscellaneous Services — 3.16%
225	American Greetings Corporation, Senior Notes, 7.375%, 06/01/16	Ba2	231
750	FTD, Inc., Senior Subordinated Notes, 7.75%, 02/15/14	B3	750
800	FTI Consulting, Inc., Senior Notes, 7.625%, 06/15/13	Ba2	826
525	FTI Consulting, Inc., Senior Notes, 7.75%, 10/01/16 (g)	Ba2	544
600	Mac-Gray Corporation, Senior Notes, 7.625%, 08/15/15	B2	609
850	O'Charleys, Inc., Senior Subordinated Notes, 9%, 11/01/13	B1	892
475	Real Mex Restaurants, Inc., Senior Notes, 10.25%, 04/01/10	Ba2	501
900	Restaurant Company, Senior Notes, 10%, 10/01/13	B3	846
350	West Corporation, Senior Notes, 9.50%, 10/15/14 (g)	Caa1	350
1,050	West Corporation, Senior Subordinated Notes, 11%, 10/15/16 (g)	Caa1	1,063
			6,612
Personal Non-Durable Consumer Products — .99%
800	ACCO Brands Corporation, Senior Subordinated Notes, 7.625%, 08/15/15	B2	786
519	American Achievement Group Holding Corp., Senior Notes, 12.75%, 10/01/12 (i)	Caa1	550
50	Jostens Holding Corporation, Senior Notes, 10.25%, 12/01/13 (b)	B3	44
675	Jostens Intermediate Holding Corp., Senior Subordinated Notes, 7.625%, 10/01/12	B2	685
			2,065
Personal Transportation — .33%
675	Continental Airlines, Inc., Senior Notes, 8.75%, 12/01/11	Caa1	678

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
Printing and Publishing — 8.63%
$1,225	Advanstar Communications Inc., Senior Secured Notes, 10.75%, 08/15/10	B1	$1,317
575	Advanstar Communications Inc., Senior Subordinated Notes, 12%, 02/15/11	Caa1	601
675	Advanstar Inc., Senior Discount Debentures, 15%, 10/15/11	(e)	700
406	Affinity Group Holding, Inc., Senior Notes, 10.875%, 02/15/12 (i)	B3	400
850	Affinity Group Inc., Senior Subordinated Notes, 9%, 02/15/12	B2	845
1,053	CanWest Media, Inc., Senior Subordinated Notes, 8%, 09/15/12	B2	1,095
1,137	Dex Media East LLC, Senior Subordinated Notes, 12.125%, 11/15/12	B2	1,255
75	Dex Media Inc., Senior Discount Notes, 9%, 11/15/13 (b)	B3	67
800	Dex Media West LLC, Senior Subordinated Notes, 9.875%, 08/15/13	B2	875
725	Haights Cross Communications Operating Company, Senior Notes, 11.75%, 08/15/11	Caa2	743
3,025	Idearc, Inc., Senior Notes, 8%, 11/15/16 (g)	B2	3,082
1,750	Lamar Publishing Corporation, Senior Subordinated Notes, 6.625%, 08/15/15	Ba3	1,737
225	MediaNews Group, Inc., Senior Subordinated Notes, 6.375%, 04/01/14	B2	195
650	MediaNews Group, Inc., Senior Subordinated Notes, 6.875%, 10/01/13	B2	588
1,000	Morris Publishing Group, LLC, Senior Subordinated Notes, 7%, 08/01/13	B1	950
1,450	R.H. Donnelley Finance Corporation, Senior Notes, 8.875%, 01/15/16	B3	1,522

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$1,900	R.H. Donnelley Inc., Senior Subordinated Notes, 10.875%, 12/15/12	B2	$2,071
			18,043
Retail Stores — 4.81%
1,000	Alimentation Couche-Tard, Inc., Senior Subordinated Notes, 7.50%, 12/15/13	Ba2	1,025
300	AutoNation, Inc. Senior Notes, 7%, 04/15/14	Ba2	301
275	AutoNation, Inc. Senior Notes, 7.374%, 04/15/13	Ba2	276
700	Bon-Ton Department Stores, Inc., Senior Notes, 10.25%, 03/15/14	B3	718
2,925	GameStop Corporation, Senior Notes, 8%, 10/01/12	B1	3,049
125	General Nutrition Centers, Inc., Senior Notes, 8.625%, 01/15/11	B1	130
525	General Nutrition Centers, Inc., Senior Subordinated Notes, 8.50%, 12/01/10	B3	538
250	Gregg Appliances, Inc., Senior Notes, 9%, 02/01/13	B2	240
1,150	Leslie's Poolmart, Inc., Senior Notes, 7.75%, 02/01/13	B3	1,141
1,400	Nebraska Book Company, Inc., Senior Subordinated Notes, 8.625%, 03/15/12	B3	1,344
50	Payless Shoesource, Inc., Senior Subordinated Notes, 8.25%, 08/01/13	B1	52
800	Sally Holdings, LLC, Senior Notes, 9.25%, 11/15/14 (g)	B2	815
388	Stripes Acquisition, LLC, Senior Notes, 10.625%, 12/15/13 (g)	B2	419
			10,048
Telecommunications — 17.46%
100	American Cellular Corporation, Senior Notes, 10%, 08/01/11	B3	106
150	American Towers, Inc., Senior Subordinated Notes, 7.25%, 12/01/11	Ba2	155
475	Broadview Networks Holdings, Inc., Senior Secured Notes, 11.375%, 09/01/12 (g)	B3	494

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
$1,075	Centennial Cellular Operating Co. LLC, Senior Notes, 10.125%, 06/15/13	B2	$1,164
475	Centennial Communications Corp., Senior Notes, 10%, 01/01/13	Caa1	505
450	Citizens Communications Company, Senior Notes, 6.25%, 01/15/13	Ba2	442
400	Citizens Communications Company, Senior Notes, 7.875%, 01/15/27 (g)	Ba2	404
2,000	Citizens Communications Company, Senior Notes, 9%, 08/15/31	Ba2	2,165
1,025	Cricket Communications, Inc., Senior Notes, 9.375%, 11/01/14 (g)	Caa2	1,081
1,050	Digicel Limited, Senior Notes, 9.25%, 09/01/12 (g)	B3	1,114
600	Dobson Cellular Systems, Inc., Senior Secured Notes, 9.875%, 11/01/12	B1	654
725	Dobson Communications Corporation, Senior Notes, 8.875%, 10/01/13	Caa2	741
850	GCI, Inc., Senior Notes, 7.25%, 02/15/14	B1	842
850	Hellas Telecommuncations II S.a.r.l., Senior Notes, 11.115%, 01/15/15 (g)	Caa1	853
425	Horizon PCS Escrow Company, Senior Notes, 11.375%, 07/15/12	B3	474
450	iPCS Escrow Company, Senior Notes, 11.50%, 05/01/12	B3	501
192	Level 3 Communications, Inc., Convertible Subordinated Bonds, 6%, 09/15/09	Caa3	180
183	Level 3 Communications, Inc., Convertible Subordinated Notes, 6%, 03/15/10	Caa3	168
475	Level 3 Communications, Inc., Senior Notes, 9.25%, 11/01/14 (g)	B2	484
800	Level 3 Communications, Inc., Senior Notes, 11.50%, 03/01/10	Caa2	846
725	Lucent Technologies, Inc., Senior Notes 6.45%, 03/15/29	Ba3	669

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
$1,275	Lucent Technologies, Inc., Senior Notes 6.50%, 01/15/28	Ba3	$1,179
1,550	MetroPCS Wireless, Inc., Senior Notes, 9.25%, 11/01/14 (g)	Caa2	1,620
2,675	Nordic Telephone Company Holdings ApS., Senior Notes, 8.875%, 05/01/16 (g)	B2	2,849
1,250	Qwest Corporation, Senior Notes, 7.50%, 10/01/14	Ba1	1,323
1,025	Qwest Corporation, Senior Notes, 7.875%, 09/01/11	Ba1	1,092
825	Qwest Corporation, Senior Notes, 8.61%, 06/15/13	Ba1	893
975	Qwest Corporation, Senior Notes, 8.875%, 03/15/12	Ba1	1,086
375	Rogers Wireless Inc., Senior Secured Notes, 7.50%, 03/15/15	Ba2	409
2,400	Rogers Wireless Inc., Senior Secured Notes, 8%, 12/15/12	B1	2,562
1,000	Rogers Wireless Inc., Senior Secured Notes, 9.625%, 05/01/11	Ba2	1,135
475	Rural Cellular Corporation, Senior Notes, 9.875%, 02/01/10	B3	508
325	Rural Cellular Corporation, Senior Subordinated Notes, 11.121%, 11/01/12	Caa2	339
850	Syniverse Technologies, Inc., Senior Subordianted Notes, 7.75%, 08/15/13	B1	844
100	Time Warner Telecom Holdings, Inc., Senior Notes, 9.25%, 02/15/14	B3	107
500	Valor Telecommunications Enterprise, L.L.C., Senior Notes, 7.75%, 02/15/15	Ba1	536
1,525	Wind Acquistion Finance S.A., Senior Notes, 10.75%, 12/01/15 (g)	B2	1,735
3,850	Windstream Corporation, Senior Notes, 8.625%, 08/01/16 (g)	Ba3	4,235
			36,494

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
CORPORATE DEBT SECURITIES — continued
Textiles and Leather — .66%
$500	AGY Holding Corporation, Senior Notes, 11%, 11/15/14 (g)	B2	$500
100	Interface, Inc., Senior Subordinated Notes, 9.50%, 02/01/14	B3	105
760	Rafaella Apparel Group, Inc., Senior Secured, 11.25%, 06/15/11(g)	B2	775
			1,380
Utilities — 12.14%
350	The AES Corporation, Senior Notes, 7.75%, 03/01/14	B1	369
1,075	The AES Corporation, Senior Notes, 9.375%, 09/15/10	B1	1,169
3,100	The AES Corporation, Senior Secured Notes, 9%, 05/15/15 (g)	Ba3	3,340
1,050	Allegheny Energy Supply Company, LLC, Senior Notes, 8.25%, 04/15/12 (g)	Ba3	1,152
1,700	Midwest Generation, LLC, Senior Secured Notes, 8.75%, 05/01/34	Ba2	1,849
825	Mirant Americas Generation, LLC, Senior Notes, 8.30%, 05/01/11	Caa1	846
3,250	Mirant North America, LLC, Senior Notes, 7.375%, 12/31/13	B2	3,307
1,275	NRG Energy, Inc., Senior Notes, 7.25%, 02/01/14	B1	1,281
4,800	NRG Energy, Inc., Senior Notes, 7.375%, 02/01/16	B1	4,824
1,650	Orion Power Holdings, Inc., Senior Notes, 12%, 05/01/10	B2	1,877
700	Roseton-Danskammer 2001, Senior Secured Notes, 7.27%, 11/08/10	Ba3	716
225	Sierra Pacific Resources, Senior Notes, 7.803%, 06/15/12	B1	233
2,050	Sierra Pacific Resources, Senior Notes, 8.625%, 03/15/14	B1	2,201
1,500	TECO Energy, Inc., Senior Notes, 7%, 05/01/12	Ba2	1,581
600	Utilicorp Canada Financial Corporation, Senior Notes, 7.75%, 06/15/11	B2	635
			25,380
	Total Corporate Debt Securities (Total cost of $309,656)		315,903

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
BANK DEBT — 2.57% (d) (Note 9)
Automobile — .24%
$500	The Goodyear Tire & Rubber Company, 8.89%, 03/01/11 (h)	(e)	$508
Electronics — .65%
750	Infor Enterprise Solutions Holdings, Inc., 9.12%, 07/28/12 (h)	(e)	756
600	Sanmina-SCI Corporation, 7.88%, 01/31/08 (h)	Ba2	604
			1,360
Hotels, Motels, Inns and Gaming — .48%
1,000	Lakes Gaming And Resorts, LLC, 11.615%, 06/21/10 (h)	(e)	1,001
Oil and Gas — 1.20%
500	Lyondell Chemical Company, 7.121%, 08/16/13 (h)	(e)	502
2,000	SandRidge Energy, Inc., 9.853%, 03/12/07 (h)	(e)	2,000
			2,502
	Total Bank Debt (Total cost of $5,345)		5,371
Shares
PREFERRED STOCK — 1.78% (d)
Automobile — 1.52%
18,100	Ford Motor Company Capital Trust II, Convertible, Preferred Stock, 6.50%,	Caa2	615
120,925	General Motors Corporation, Senior Convertible, Series B, Preferred Stock, 5.25%	Caa1	2,559
			3,174
Banking — 0.00%
57,935	WestFed Holdings, Inc., Cumulative, Series A, Preferred Stock, 15.50% (a)(c)	(e)	—
Broadcasting and Entertainment — .26%
483	Spanish Broadcasting System, Inc., Series B, Preferred Stock, 10.75%	B3	536
	Total Preferred Stock (Total cost of $8,392)		3,710

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Schedule of Investments — December 31, 2006 — Continued (Dollar Amounts in Thousands)

Principal Amount/Units		Moody's Rating (Unaudited)	Value (Note 1(a))
COMMON STOCK and WARRANTS — .10% (d)
$27,474	WestFed Holdings, Inc., Common Stock (a)(c)		$—
10,052	WKI Holding Company, Inc., Common Stock (c)(f)(h) (Note 9)		201
	Total Common Stock and Warrants (Total cost of $2,295)		201
SHORT-TERM INVESTMENTS — 2.44% (d)
1,123	Old Line Funding LLC, Commercial Paper, Due 01/05/07, Discount of 5.36%	P-1	1,122
2,000	Park Avenue Receivables Company LLC, Commercial Paper, Due 02/01/07, Discount of 5.27% (g)	P-1	1,991
2,000	Ranger Funding Company LLC, Commercial Paper, Due 01/10/07, Discount of 5.26%	P-1	1,998
	Total Short-Term Investments (Total cost of $5,111)		5,111
	TOTAL INVESTMENTS (Total cost of $330,799)		$330,296

(a)  Denotes issuer is in bankruptcy proceedings. Income is not being accrued.

(b)  Securities are step interest bonds. Interest on these bonds accrues based on the effective interest method which results in a constant rate of interest being recognized.

(c)  Security is valued at fair value using methods determined by the Board of Directors. The total value of these securities at December 31, 2006 was $201.

(d)  Percentages indicated are based on total net assets to common shareholders of $208,999.

(e)  Not rated.

(f)  Non-income producing.

(g)  Securities are exempt from registration under Rule 144A of the Securities Act of 1933. Such securities may be resold, normally to qualified institutional buyers in transactions exempt from registration. Unless otherwise noted, 144A Securities are deemed to be liquid. See Note 1of the Note to Schedule of Investments for vaulation policy. Total market value of Rule 144A securities amounted to $80,127 as of December 31, 2006.

(h)  Restricted as to public resale. At the date of acquisition, these securities were valued at cost. The total value of restricted securities owned at December 31, 2006 was $5,572 or 2.67% of total net assets to common shareholders.

(i)  Payment-In-Kind Security.

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Statement of Assets and Liabilities
December 31, 2006
(Dollars in thousands, except per share amounts)

Assets:
INVESTMENTS IN SECURITIES, at value (Identified cost of $330,799 see Schedule of Investments and Notes 1 and 2)	$330,296
INTEREST RATE SWAP, at fair value (Note 6)	4,183
CASH	26
RECEIVABLES:
Investment securities sold	754
Interest and dividends	6,352
Swap settlement	154
PREPAID EXPENSES	29
Total assets	$341,794
Liabilities:
PAYABLES:
Investment securities purchased	$97
Dividend on common stock	2,264
Dividend on preferred stock	217
ACCRUED EXPENSES (Note 3)	217
Total liabilities	$2,795
Auction Term Preferred Stock:
$1.00 par value, 1,000,000 shares authorized, 5,200 shares issued and outstanding, liquidation preference of $25,000 per share (Notes 4 and 5)	$130,000
Net Assets	$208,999
Represented By:
COMMON STOCK:
$0.01 par value, 200,000,000 shares authorized, 95,498,192 shares issued and outstanding	$955
CAPITAL IN EXCESS OF PAR VALUE	385,536
UNDISTRIBUTED NET INVESTMENT INCOME (Note 2)	(1,539)
ACCUMULATED NET REALIZED LOSS FROM SECURITIES TRANSACTIONS (Note 2)	(179,633)
NET UNREALIZED APPRECIATION ON INVESTMENTS AND INTEREST RATE SWAPS	3,680
Net Assets Applicable To Common Stock (Equivalent to $2.19 per share, based on 95,498,192 shares outstanding)	$208,999

Statement of Operations
For the Year Ended
December 31, 2006 (Dollars in thousands)

Investment Income: (Note 1)
Interest income	$25,608
Other income	504
Dividend income	188
Total investment income	$26,300
Expenses:
Cost of leverage:
Preferred and auction (Note 5)	$338
Total cost of leverage	$338
Professional services:
Management (Note 3)	$1,151
Custodian and transfer agent	246
Legal (Note 8)	95
Audit	56
Total professional services	$1,548
Administrative:
General administrative (Note 8)	$489
Directors	217
NYSE	89
Shareholder communications	40
Shareholder meeting	40
Miscellaneous	35
Total administrative	$910
Total expenses	$2,796
Net investment income	$23,504
Realized and Unrealized Gain (Loss) on Investment Activities:
Realized gain on investments, net	$556
Net swap settlement receipts (Note 6)	$1,680
Change in net unrealized depreciation on investments	$7,319
Change in unrealized appreciation on interest rate swap agreement	(305)
Total change in net unrealized depreciation on investments and interest rate swap	$7,014
Net gain on investments and interest rate swap	$9,250
Cost of Preferred Leverage
Distributions to preferred stockholders	$(6,557)
Net increase in net assets resulting from operations	$26,197

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Statements of Changes in Net Assets (Dollars in thousands, except per share amounts)

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005
From Operations:
Net investment income	$23,504	$23,606
Realized gain on investments, net	556	1,761
Net swap settlement receipts (disbursements)	1,680	(643)
Change in net unrealized depreciation on investments and other financial instruments	7,014	(12,511)
Distributions from net investment income related to preferred stock
Dividends to preferred stockholders	(6,557)	(4,364)
Net increase in net assets resulting from operations	$26,197	$7,849
From Fund Share and Auction Term Preferred Stock Transactions:
Net asset value of 1,173,203 shares and 456,871 shares issued to common stockholders for reinvestment of dividends in 2006 and 2005, respectively	2,527	993
Increase in net assets resulting from fund share transactions	$2,527	$993
Distributions to Common Stockholders:
From net investment income ($.21 and $.22 per share in 2006 and 2005, respectively)	$(20,274)	$(20,458)
Total net increase (decrease) in net assets	$8,450	$(11,616)
Net Assets Applicable to Common Stock:
Beginning of period	$200,549	$212,165
End of period (Including $(1,539) and $(1,304) of accumulated deficit of net investment income at December 31, 2006 and December 31, 2005, respectively)	$208,999	$200,549

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period

	For the Years Ended December 31,
	2006	2005	2004	2003 (b)	2002
NET ASSET VALUE:
Beginning of period	$2.13	$2.26	$2.19	$1.89	$2.61
NET INVESTMENT INCOME	.25	.25	.26	.26 #	.37
NET REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND OTHER FINANCIAL INSTRUMENTS	.07	(.11)	.09	.34	(.72)
DISTRIBUTIONS FROM NET INVESTMENT INCOME RELATED TO PREFERRED STOCK:	(.05)	(.05)	(.05)	(.06)	(.08)
TOTAL FROM INVESTMENT OPERATIONS	.27	.09	.30	.54	(.43)
DISTRIBUTIONS TO COMMON SHAREHOLDERS:
From net investment income	(.21)	(.22)	(.23)	(.22)	(.29)
TOTAL DISTRIBUTIONS	(.21)	(.22)	(.23)	(.22)	(.29)
Effect of rights offering and related expenses; and Auction Term Preferred Stock offering costs and sales load	—	—	—	(.02)	—
NET ASSET VALUE:
End of period	$2.19	$2.13	$2.26	$2.19	$1.89
PER SHARE MARKET VALUE:
End of period	$2.26	$2.03	$2.19	$2.16	$2.01
TOTAL INVESTMENT RETURN†	22.82%	2.47%	12.80%	19.23%	(12.97)%

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Financial Highlights
Selected Per Share Data and Ratios
For Each Share of Common Stock Outstanding Throughout the Period — Continued

	For the Years Ended December 31,
	2006	2005	2004	2003 (b)	2002
NET ASSETS, END OF PERIOD, APPLICABLE TO COMMON STOCK (a)	$208,999	$200,549	$212,165	$204,705	$131,170
NET ASSETS, END OF PERIOD, APPLICABLE TO PREFERRED STOCK (a)	$130,000	$130,000	$130,000	$130,000	$100,000
TOTAL NET ASSETS APPLICABLE TO COMMON AND PREFERRED STOCK, END OF PERIOD (a)	$338,999	$330,549	$342,165	$334,705	$231,170
EXPENSE RATIOS:
Ratio of preferred and other leverage expenses to average net assets* .	.16%	.16%	.15%	.16%	.18%
Ratio of operating expenses to average net assets*	1.21%	1.23%	1.27%	1.56%	1.46%
RATIO OF TOTAL EXPENSES TO AVERAGE NET ASSETS*	1.37%	1.39%	1.42%	1.72%	1.64%
RATIO OF NET INVESTMENT INCOME TO AVERAGE NET ASSETS*	11.54%	11.48%	12.02%	12.81%	16.48%
RATIO OF TOTAL EXPENSES TO AVERAGE NET ASSETS APPLICABLE TO COMMON AND PREFERRED STOCK	.84%	.85%	.87%	1.05%	.89%
RATIO OF NET INVESTMENT INCOME TO AVERAGE NET ASSETS APPLICABLE TO COMMON AND PREFERRED STOCK	7.05%	7.03%	7.38%	7.79%	8.91%
PORTFOLIO TURNOVER RATE	64.08%	61.54%	70.90%	120.47%	82.47%

  (a)  Dollars in thousands.

  (b)  The Fund issued Series C ATP on October 17, 2003. The per share data and ratios for the year ended December 31, 2003 reflect this transaction.

  *  Ratios calculated on the basis of expenses and net investment income applicable to the common shares relative to the average net assets of the common stockholders only.

  #  Calculation is based on average shares outstanding during the indicated period due to the per share effect of the Fund's August, 2003 rights offering.

  †  Total investment return is calculated assuming a purchase of common stock at the current market value on the first day and a sale at the current market value on the last day of each year reported. Dividends and distributions are assumed for purposes of this calculation to be reinvested at prices obtained under the dividend reinvestment plan. This calculation does not reflect brokerage commissions.

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Information Regarding
Senior Securities

	As of December 31,
	2006	2005	2004	2003	2002
TOTAL AMOUNT OUTSTANDING: Preferred Stock	$130,000,000	$130,000,000	$130,000,000	$130,000,000	$100,000,000
ASSET COVERAGE: Per Preferred Stock Share (1)	$65,192	$63,567	$65,801	$64,366	$57,793
INVOLUNTARY LIQUIDATION PREFERENCE: Preferred Stock Share (2)	$25,000	$25,000	$25,000	$25,000	$25,000
APPROXIMATE MARKET VALUE: Per Preferred Stock Share (2)	$25,000	$25,000	$25,000	$25,000	$25,000

  (1)  Calculated by subtracting the Fund's total liabilities from the Fund's total assets and dividing such amount by the number of Preferred Shares outstanding.

  (2)  Plus accumulated and unpaid dividends.

The accompanying notes are an integral part of these financial statements.

The New America High Income Fund, Inc.

Notes to Financial Statements
December 31, 2006

(1) Significant Accounting and Other Policies

The New America High Income Fund, Inc. (the Fund) was organized as a corporation in the state of Maryland on November 19, 1987 and is registered with the Securities and Exchange Commission as a diversified, closed-end investment company under the Investment Company Act of 1940. The Fund commenced operations on February 26, 1988. The investment objective of the Fund is to provide high current income while seeking to preserve stockholders' capital through investment in a professionally managed, diversified portfolio of "high yield" fixed-income securities.

The Fund invests primarily in fixed maturity corporate debt securities that are rated less than investment grade. Risk of loss upon default by the issuer is significantly greater with respect to such securities compared to investment grade securities because these securities are generally unsecured and are often subordinated to other creditors of the issuer and because these issuers usually have high levels of indebtedness and are more sensitive to adverse economic conditions, such as a recession, than are investment grade issuers. In some cases, the collection of principal and timely receipt of interest is dependent upon the issuer attaining improved operating results, selling assets or obtaining additional financing.

The Fund may focus its investments in certain industries, subjecting it to greater risk than a Fund that is more diversified. See the schedule of investments for information on individual securities as well as industry diversification and credit quality ratings.

The Fund's financial statements have been prepared in conformity with accounting principles generally accepted in the United States for investment companies that require the management of the Fund to, among other things, make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The following is a summary of significant accounting policies consistently followed by the Fund, which are in conformity with those generally accepted in the investment company industry.

(a)  Valuation of Investments—Investments for which market quotations are readily available are stated at market value, which is determined by using the most recently quoted bid price provided by an independent pricing service or principal market maker. Independent pricing services provide market quotations based primarily on quotations from dealers and brokers, market transactions, accessing data from quotations services, offering sheets obtained from dealers and various relationships between securities. Short-term investments with original maturities of 60 days or less are stated at amortized cost, which approximates market value. Following procedures approved by the Board of Directors, investments for which market quotations are not readily available (primarily fixed-income corporate bonds and notes) are stated at fair value on the basis of subjective valuations furnished by securities dealers and brokers. Other investments, for which market quotations are not readily available with a cost of approximately $7,214,000 and a value of $201,000, are valued in good faith at fair market value using methods determined by the Board of Directors.

(b)  Securities Transactions and Net Investment Income—Securities transactions are recorded on trade date. Realized gains or losses on sales of securities are calculated on the identified cost basis. Interest income is accrued on a daily basis. Discount on short-term investments is amortized to investment income. Premiums or discounts on corporate debt securities are amortized based on the interest method for financial reporting purposes. All income on original issue

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
December 31, 2006

discount and step interest bonds is accrued based on the effective interest method. The Fund does not amortize market premiums or discounts for tax purposes. Dividend payments received in the form of additional securities are recorded on the ex-dividend date in an amount equal to the value of the security on such date.

(c)  Federal Income Taxes—It is the Fund's policy to comply with the requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders each year. Accordingly, no federal income tax provision is required.

(d)  New Accounting Pronouncements—In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes, a clarification of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 establishes financial reporting rules regarding recognition and measurement of tax positions taken or expected to be taken on a tax return. FIN 48 is to be implemented no later than June 29, 2007 and is to be applied to all open tax years as of the date of effectiveness. At this time, management believes that the adoption of FIN 48 will have no impact on the financial statements of the Fund.

In September 2006, the FASB released the Statement of Financial Accounting Standard No. 157 ("FAS 157"), Fair Value Measurements. FAS 157 clarifies the definition of fair value and establishes the framework for measuring fair value, as well as proper disclosure of this methodology in the financial statements. It will be effective for the Fund's fiscal year beginning January 1, 2008. Management is evaluating the effects of FAS 157; however it is not expected to have a material impact on the Fund's net assets or results of operations.

(2) Tax Matters and Distributions

At December 31, 2006, the total cost of securities (including temporary cash investments) for federal income tax purposes was approximately $332,534,000. Aggregate gross unrealized gain on securities in which there was an excess of value over tax cost was approximately $7,415,000. Aggregate unrealized loss on securities in which there was an excess of tax cost over value was approximately $9,653,000. Net unrealized loss on investments for tax purposes at December 31, 2006 was approximately $2,238,000

At December 31, 2006, the Fund had approximate capital loss carryovers available to offset future capital gains, if any, to the extent provided by regulations:

Carryover Available	Expiration Date
$35,581,000	December 31, 2007
21,821,000	December 31, 2008
67,043,000	December 31, 2009
45,239,000	December 31, 2010
7,387,000	December 31, 2011
125,000	December 31, 2012
954,000	December 31, 2013
1,481,000	December 31, 2014
$179,631,000

It is the policy of the Fund to reduce future distributions of realized gains to shareholders to the extent of the unexpired capital loss carry forward.

The tax character of distributions paid to common and preferred shareholders of approximately $26,777,000 and $24,790,000 in 2006 and 2005, respectively, was from ordinary income.

As of December 31, 2006, the components of distributable earnings on a tax basis were approximately:

Undistributed Net Investment Income	$411,000
Undistributed Long-Term Gain	—
Unrealized Gain	$1,946,000
Capital Losses Carry Forward	$(179,631,000)

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
December 31, 2006

The difference between components of distributable earnings on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to market discount adjustments, and deductibility of preferred stock dividends. For the year ended December 31, 2006, the Fund reclassed $1,412,000 between undistributed income and accumulated net realized losses from transactions relating to permanent differences between financial and tax reporting.

Distributions on common stock are declared based upon annual projections of the Fund's investment company taxable income. The Fund records all dividends and distributions payable to shareholders on the ex-dividend date and declares and distributes income dividends monthly.

The Fund was required to amortize market discounts and premiums for financial reporting purposes beginning January 1, 2001. This new accounting policy results in additional interest income in some years and decreased interest income in others for financial reporting purposes only. The Fund does not amortize market discounts or premiums for tax purposes. Therefore, the additional or decreased interest income for financial reporting purposes does not result in additional or decreased common stock dividend income.

(3) Investment Advisory Agreement

T. Rowe Price Associates, Inc. (T. Rowe Price), the Fund's Investment Advisor, earned approximately $1,151,000 in management fees during the year ended December 31, 2006. Management fees paid by the Fund to T. Rowe Price were calculated at 0.50% on the first $50,000,000 of the Fund's average weekly net assets, 0.40% on the next $50 million and 0.30% on average weekly net assets in excess of $100 million. T. Rowe Price's fee is calculated based on assets a tributable to the Fund's common and auction term preferred stock. At December 31, 2006, the fee payable to T. Rowe Price was approximately $99,000, which was included in accrued expenses on the accompanying statement of assets and liabilities.

(4) Auction Term Preferred Stock (ATP)

The Fund had 5,200 shares of ATP issued and outstanding at December 31, 2006. The ATP's dividends are cumulative at a rate determined at an auction, and dividend periods will typically be 28 days unless notice is given for periods to be longer or shorter than 28 days. Dividend rates ranged from 4.25% – 5.30% for the year ended December 31, 2006. The average dividend rate as of December 31, 2006 was 5.27%.

The ATP is redeemable, at the option of the Fund, or subject to mandatory redemption (if the Fund is in default of certain coverage requirements) at a redemption price equal to $25,000 per share plus accumulated and unpaid dividends. The ATP has a liquidation preference of $25,000 per share plus accumulated and unpaid dividends. The Fund is required to maintain certain asset coverages with respect to the ATP under the Fund's Charter and the 1940 Act in order to maintain the Fund's Aaa/AAA ratings by Moody's Investors Service, Inc. and Fitch, Inc., respectively.

(5) ATP Auction-Related Matters

Bankers Trust Company (BTC) serves as the ATP's auction agent pursuant to an agreement entered into on January 4, 1994. The term of the agreement is unlimited and may be terminated by either party. BTC may resign upon notice to the Fund, such resignation to be effective on the earlier of the 90th day after the delivery of such notice and the date on which a successor auction agent is appointed by the Fund. The Fund may also replace BTC as auction agent at any time.

After each auction, BTC as auction agent will pay to each broker-dealer, from funds provided by the Fund, a maximum service charge at the annual rate of 0.25 of

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
December 31, 2006

1% or such other percentage subsequently agreed to by the Fund and the broker-dealers, of the purchase price of shares placed by such broker-dealers at such auction. In the event an auction scheduled to occur on an auction date fails to occur for any reason, the broker-dealers will be entitled to service charges as if the auction had occurred and all holders of shares placed by them had submitted valid hold orders. The Fund incurred approximately $338,000 for service charges for the year ended December 31, 2006. This amount is included under the caption preferred and auction fees in the accompanying statement of operations.

(6) Interest Rate Swaps

The Fund entered into an interest payment swap arrangement with Fleet National Bank (Fleet) for the purpose of partially hedging its dividend payment obligations with respect to the ATP. Pursuant to the Swap Arrangement the Fund makes payments to Fleet on a monthly basis at a fixed annual rate. In exchange for such payment Fleet makes payments to the Fund on a monthly basis at a variable rate determined with reference to one month LIBOR. The variable rates ranged from 4.31% to 5.41% for the year ended December 31, 2006. The effective date, notional amount, maturity and fixed rate of the swap is as follows:

Effective Date	Notional Contract Amount	Maturity	Fixed Annual Rate
11/5/04	$130 million	11/5/09	3.775%

Swap transactions, which involve future settlement, give rise to credit risk. Credit risk is the amount of loss the Fund would incur in the event counterparties failed to perform according to the terms of the contractual commitments. In the event of nonperformance by the counterparty, the Fund's dividend payment obligation with respect to the ATP would no longer be partially hedged. Therefore, the ATP dividend would no longer be partially fixed. In an unfavorable interest rate environment, the Fund would be subject to higher net ATP dividend payments, resulting in less income available for the common share dividend. The Fund does not anticipate nonperformance by any counterparty. While notional contract amounts are used to express the volume of interest rate swap agreements, the amounts potentially subject to credit risk, in the event of nonperformance by counterparties, are substantially smaller.

The Fund recognizes all freestanding derivative instruments in the balance sheet as either assets or liabilities and measures them at fair value. Any change in the unrealized gain or loss is recorded in current earnings. For the year ended December 31, 2006, the Fund's obligations under the swap agreements were less than the amount received from Fleet by approximately $1,680,000 and such amount is included in the accompanying statement of operations.

The estimated fair value of the interest rate swap agreement at December 31, 2006 amounted to approximately $4,183,000 of unrealized gain and is presented in the accompanying balance sheet.

(7) Purchases and Sales of Securities

Purchases and proceeds of sales or maturities of long-term securities during the year ended December 31, 2006 were approximately:

Cost of purchases	$208,975,000
Proceeds of sales or maturities	$205,057,000

(8) Related Party Transactions

A partner of Goodwin Procter LLP, counsel to the Fund, serves as a Director of the Fund. Fees earned by Goodwin Procter LLP amounted to approximately $95,000 for the year ended December 31, 2006.

The Fund paid approximately $299,000 during the year ended December 31, 2006 to two officers of the Fund for the provision of certain administrative services.

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
December 31, 2006

(9) Investments in Restricted Securities

(Dollars in thousands)

The Fund is permitted to invest in restricted securities. The total restricted securities (excluding 144A issues) at December 31, 2006 amounts to $5,572 and represents 2.67% of net assets to common shareholders.

Description	Acquistition Date	Principal Amount/ Shares	Acquisition Cost	Value
The Goodyear Tire & Rubber Company, 8.89%, 03/01/11	7/17/06-7/26/06	$500	$505	$508
Infor Enterprise Solutions Holdings, Inc. 9.12%, 07/28/12	07/25/06	750	750	756
Lakes Gaming And Resorts, LLC, 11.615%, 06/21/10	06/07/06	1,000	990	1,001
Lyondell Chemical Company, 7.121%, 08/16/13	09/28/06	500	500	502
SandRidge Energy, Inc. 9.853%, 03/12/07	11/20/06	2,000	2,000	2,000
Sanmina-SCI Corporation 7.88%, 01/31/08	10/19/06	600	600	604
WKI Holding Company, Inc.	03/13/03	10	2,295	201
Total				$5,572

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
Supplemental Information (Unaudited)

Information About the Review and Approval of the Fund's Investment Advisory Agreement

On October 31, 2006 the Board of Directors, including all of the Directors that are not "interested persons" of the Fund (the "Independent Directors"), approved the continuation of the Advisory Agreement with the Adviser. In considering this action, the Directors requested and reviewed a variety of materials relating to the Fund and the Adviser, including comparative performance, fee and expense information for a group of closed-end high yield debt funds with leveraged capital structures selected by Fund management to be representative of the Fund's principal competitors (the "Peer Group"). The Directors also requested and reviewed performance information for the Lipper CEFHY Leveraged Index, the Lipper CEFHY Non-Leveraged Index, the Lipper High Yield Index, the Credit Suisse High Yield Index, the Lehman Brothers U.S. Corporate High Yield Index, the Merrill Lynch High Yield Index, the J. P. Morgan Global High Yield Index and the Citigroup BB-B Index (the "Indices") and other information regarding the nature, extent and quality of services provided by the Adviser. The Directors also took into account performance, fee, expense and other information regarding the Fund provided to them by the Adviser and Fund management on a quarterly basis throughout the year.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services provided by the Adviser, the Directors reviewed information relating to the Adviser's operations and personnel. Among other things, the Investment Manager provided financial information, biographical information on its portfolio management and other professional staff and descriptions of its organizational and management structure, its trade placement policies and its compliance practices. The Directors also took into account information provided periodically since the Board's last renewal of the Advisory Agreement by the Adviser relating to the performance of its duties with respect to the Fund and Fund management, and the Directors' familiarity with the Adviser's management through Board meetings, discussions and reports. In the course of their deliberations regarding the Advisory Agreement, the Directors evaluated, among other things: (a) the services rendered by the Adviser in the past; (b) the qualifications and experience of the Adviser's personnel; and (c) the Adviser's compliance programs. The Directors also took into account the financial condition of the Adviser with respect to its ability to provide the services required under the Advisory Agreement. After consideration of the foregoing, the Directors concluded that: (1) the Adviser is a large, well capitalized organization with substantial resources and personnel; (2) the Adviser has demonstrated that it possesses the capability and resources to perform the duties required of it under the Advisory Agreement; (3) the Adviser's personnel are qualified to manage the Fund's assets in accordance with its investment objectives and policies; (4) the Adviser's disciplined but flexible investment approach is appropriate for the Fund; (5) the Adviser has demonstrated an appropriate awareness of the special requirements associated with the Fund's leveraged structure; and (6) the Adviser maintains appropriate compliance programs.

Fund Performance. The Directors noted that according to Lipper Inc., the Fund's total return based on its net asset value (which reflects the effect both of the Fund's fees and expenses and of the costs and effects of the Fund's leverage) was above the median, above the median and below the median for total return performance based on net asset value for funds in the Peer Group for the one year, two year and three year periods ended September 30, 2006, respectively. In addition, the Directors noted that the Fund's total return calculated without taking into account the effect of any fees and expenses or the costs or effects of the Fund's leverage ("gross performance") exceeded the performance of all the Lipper Indices for one year, two year and three year periods ended September 30, 2006 except

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
Supplemental Information (Unaudited)

for the three year performance of the Lipper CEFHY Non-Leveraged Index; the Fund's gross performance exceeded that of the Citigroup BB-B Index, the Index deemed to be most comparable to the Fund's general investment focus under the Adviser's management, for the one and two year periods ended September 30, 2006, but not for the three year period ended September 30, 2006; and the Fund's gross performance for the one, two and three year periods ended September 30, 2006 was below that of the other non-Lipper Indices. In analyzing the Adviser's performance, the Directors took note of the fact that the Adviser commenced its tenure on December 2, 2002 managing an investment portfolio created by the Fund's prior adviser; the Directors also took into account conditions in the high yield debt market during the period since the Adviser was retained and the Adviser's responsiveness to the Board's emphasis on maintaining dividend stability. On the basis of the foregoing, among other considerations associated with the Fund's performance, such as the limitations imposed on portfolio management by the diversification and asset coverage requirements associated with the credit rating for the Fund's auction term preferred stock, the Directors concluded that the Fund's performance is reasonable given the investment/risk profile the Fund has sought to maintain and prevailing conditions in the high yield debt market.

Costs of Services/Adviser Profitability. The Directors determined that information relating to the cost to the Adviser of the services it provides under the Advisory Agreement and the profitability to the Adviser of its relationship with the Fund were not relevant to their consideration of the Advisory Agreement's continuation, since (a) during all relevant time periods there has been no affiliation or other relationship between Fund management or the Directors on one hand and the Adviser on the other hand, that would compromise the complete independence of Fund management and the Directors from the Adviser and (b) the process of selecting the Adviser to succeed Wellington Management Company was characterized by independent evaluation of potential successor firms and arm's length bargaining between Fund management and the Board on one hand, and the Adviser on the other, to determine the terms of, and the fee rate to be paid under, the Advisory Agreement.

Economies of Scale. Given the Fund's advisory fee structure under the Advisory Agreement (which provides for breakpoints), and the Fund's current and anticipated size, the Directors concluded that the Fund's advisory fee adequately reflects any economies of scale the Adviser might enjoy in managing the Fund.

Advisory Fee. In considering the fee payable to the Adviser under the Advisory Agreement, the Directors reviewed information relating to the fees paid by open-end funds for which the Adviser serves as investment manager or subadviser, the fee schedule for separate account clients of the Adviser and data from Lipper Inc. on advisory fees paid by funds in the Peer Group. Among other things, the Directors noted that (a) as of September 30, 2006, the effective advisory fee rate for the Fund was lower than the advisory fees the Adviser charges its open-end fund clients; (b) the Fund's advisory fee rate schedule is more favorable than the Adviser's standard fee schedules for high yield debt separate accounts; and (c) the Fund's advisory fee is below those charged by a substantial majority of the Peer Group. The Directors concluded that, in light of the nature, extent and quality of the services provided by the Adviser, the Fund's performance, and the other considerations noted above with respect to the Adviser, the Fund's advisory fees are reasonable.

Based on the above-mentioned factors and their related conclusions, with no single factor or conclusion being determinative and with each Director not necessarily attributing the same weight to each factor, the Directors concluded

The New America High Income Fund, Inc.

Notes to Financial Statements — Continued
Supplemental Information (Unaudited)

that approval of the Advisory Agreement would be in the interests of the Fund and its shareholders. Accordingly, on October 31, 2006 the Directors, including all of the Independent Directors, voted to approve continuation of the Advisory Agreement.

Availability of Portfolio Holdings

The Fund provides a complete schedule of its portfolio holdings quarterly. The lists of holdings as of the end of the second and fourth quarters appear in the Fund's semi-annual and annual reports to shareholders, respectively. The schedules of portfolio holdings as of the end of the first and third quarters are filed with the Securities and Exchange Commission (the "SEC") on Form N-Q (the "Forms") within 60 days of the end of the first and third quarters. Shareholders can look up the Forms on the SEC's web site at www.sec.gov. The Forms may also be reviewed and copied at the SEC's public reference room in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for information about the SEC's web site and their public reference room. In addition, the Forms may be reviewed on the Fund's web site at www.newamerica-hyb.com

Compliance Certifications

On June 1, 2006, your Fund submitted a CEO annual certification to the New York Stock Exchange (NYSE) on which the Fund's principal executive officer certified that he was not aware, as of that date, of any violation by the Fund of the NYSE's Corporate Governance listing standards. In addition, as required by Section 302 of the Sarbanes-Oxley Act of 2002 and related SEC rules, the Fund's principal executive and principal financial officers have made quarterly certifications, included in filings with the SEC on Forms N-CSR and N-Q, relating to, among other things, the Fund's disclosure controls and procedures and internal control over financial reporting.

Common and Auction Term Preferred Stock Transactions

From time to time in the future, the Fund may effect redemptions and/or repurchases of its ATP as provided in the applicable constituent instruments or as agreed upon by the Fund and sellers. The Fund intends to effect such redemptions and/or repurchases to the extent necessary to maintain applicable asset coverage requirements.

The Fund may purchase shares of its Common Stock in the open market when the Common Stock trades at a discount to net asset value or at other times if the Fund determines such purchases are in the best interest of its stockholders. There can be no assurance that the Fund will take such action in the event of a market discount to net asset value or that Fund purchases will reduce a discount.

The New America High Income Fund, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
The New America High Income Fund, Inc.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of The New America High Income Fund, Inc., as of December 31, 2006, and the related statement of operations for the year then ended and the statement of changes in net assets and the financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The financial highlights for each of the three years in the period ended December 31, 2004 were audited by other auditors whose report dated February 17, 2005, expressed an unqualified opinion.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (US). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The New America High Income Fund, Inc. as of December 31, 2006, the results of its operations for the year then ended, and the changes in its net assets and the financial highlights for each of the years indicated thereon, in conformity with accounting principles generally accepted in the United States of America.

  TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 2 , 2007

The New America High Income Fund, Inc.

Directors

Robert F. Birch
Joseph L. Bower
Richard E. Floor
Bernard J. Korman
Ernest E. Monrad
Marguerite A. Piret

Officers

Robert F. Birch – President
Ellen E. Terry – Vice President, Treasurer
Richard E. Floor – Secretary

Investment Advisor

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202

Administrator

The New America High Income Fund, Inc.
33 Broad Street
Boston, MA 02109
(617) 263-6400

Custodian

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Transfer Agent

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
(866) 624-4105
Web site: www.amstock.com

Independent Registered Public Accountants

Tait, Weller & Baker LLP
1818 Market Street
Philadelphia, PA 19103

Listed: NYSE
Symbol: HYB
Web site: www.newamerica-hyb.com

The New America High Income Fund, Inc.

Information About the Fund's Directors and Officers

Independent Directors

Name, Address[1], and Date of Birth	Position(s) Held with Fund	Term of Office[2] and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex[3] Overseen by Director	Other Directorships Held by Director
Joseph L. Bower DOB: 09/21/38	Director	Director since 1988	Professor, Harvard Business School since 1963 – as Donald K. David Professor of Business Administration since 1986, Senior Associate Dean, Chair of the Doctoral Programs, Chair of the General Management Area, and currently, Chair of the General Manager Program.	1	Director of Anika Therapeutics, Inc., Sonesta International Hotels Corporation, Loews, Corporation (a conglomerate), and Brown Shoe Company, Inc., and Trustee of TH Lee-Putnam Emerging Opportunities Portfolio.

Bernard J. Korman DOB: 10/13/31	Director	Director since 1987	Chairman of the Board of Directors of Philadelphia Health Care Trust (non-profit corporation supporting healthcare delivery, education and research).	1	Director of Omega Healthcare Investors, Inc. (real estate investment trust), Medical Nutrition USA, Inc. (develops and distributes nutritional products), and Nutramax Products, Inc. (a consumer healthcare products company).

  1  The address for each Director is c/o The New America High Income Fund, Inc., 33 Broad Street, Boston, MA 02109.

  2  Each Director serves as such until the next annual meeting of the Fund's stockholders and until the Director's successor shall have been duly elected and qualified.

  3  The New America High Income Fund, Inc. is not part of any fund complex.

The New America High Income Fund, Inc.

Information About the Fund's Directors and Officers — Continued

Name, Address[1], and Date of Birth	Position(s) Held with Fund	Term of Office[2] and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex[3] Overseen by Director	Other Directorships Held by Director
Ernest E. Monrad DOB: 5/30/30	Director	Director since 1988*	Trustee since 1960 and Chairman of the Trustees from 1969 to May 2001 of Northeast Investors Trust; Chairman, Assistant Treasurer and a Director since 1981 of Northeast Investors Growth Fund; Director and Vice President of Northeast Investment Management, Inc., until 12/31/06, and Director of Northeast Management & Research Company, Inc.	1

Marguerite A. Piret DOB: 5/10/48	Director	Director since 2004	President and Chief Executive Officer, Newbury, Piret & Company, Inc., (an investment bank).	1	Trustee of Pioneer Funds.

Interested Directors and Officers

Robert F. Birch[4] DOB: 3/12/36	Director and President	Director since 1992	Mutual Fund Director	1	Director of Hyperion Funds and the Brandywine Funds.

Richard E. Floor[5] DOB: 8/3/40	Director and Secretary	Director since 1987	Partner through his professional corporation with the law firm of Goodwin Procter LLP, Boston, Massachusetts.	1	Director of Affiliated Managers Group, Inc.

  1  The address for each Director is c/o The New America High Income Fund, Inc., 33 Broad Street, Boston, MA 02109.

  2  Each Director serves as such until the next annual meeting of the Fund's stockholders and until the Director's successor shall have been duly elected and qualified.

  3  The New America High Income Fund, Inc. is not part of any fund complex.

  4  As the Fund's President, Mr. Birch is an interested person of the Fund within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").

  5  Mr. Floor is an interested person of the Fund within the meaning of the 1940 Act because, through his professional corporation, Mr. Floor is a partner of Goodwin Procter LLP, counsel to the Fund.

  *  Includes service as Director Emeritus from April 2005 until July 2005.

Ellen E. Terry (D.O.B. 4/9/59), Vice President and Treasurer of the Fund since February 18, 1992, is the only executive officer of the Fund not named in the above table of interested Directors. Ms. Terry served as Acting President and Treasurer of the Fund from October 1991 through February 18, 1992, and as Vice President of the Fund prior to such time. Ms. Terry's address is: c/o The New America High Income Fund, 33 Broad Street, Boston, MA 02109. A Fund officer holds office until the officer's successor is duly elected and qualified, until the officer's death or until the officer resigns or has been removed.

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American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038

The New
America
High Income
Fund, Inc.

Annual

Report

December 31, 2006